Exhibit 10-d

COMPENSATION OF DIRECTORS

The retainer for Board service for non-employee directors of ArvinMeritor is $75,000 per year. No additional retainer is paid for service as committee members.

The Chairman of the Audit Committee receives an additional retainer of $10,000 per year, and the Chairman of the Compensation Committee receives an additional retainer of $7,000 per year. The Chairmen of the Corporate Governance and Nominating Committee and the Environmental and Social Responsibility Committee each receive an additional retainer of $5,000 per year. The Presiding Director receives an additional retainer of $20,000 per year.

A director may elect to defer payment of all or part of the cash retainer fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year (provided sufficient shares are available under a plan covering director equity grants to accommodate this deferral option at the time of election) to defer all or any portion of the cash retainer by electing to receive restricted shares or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer are valued at the closing price of the Common Stock on the New York Stock Exchange – Composite Transactions reporting system on the date each retainer payment would otherwise be made in cash.

After each Annual Meeting of Shareowners, each non-employee director receives an equity grant. The grant in 2010 consisted of shares of common stock, restricted stock or restricted share units valued at $80,000 on the date of grant. A non-employee director who is elected to the Board during the fiscal year receives a pro rata portion of the annual grant.

Non-employee directors also receive fees for attendance at committee meetings. These attendance fees are in the amount of $1,500 for each meeting in person and $750 for each telephone meeting.

Directors who are also employees of ArvinMeritor or a subsidiary of ArvinMeritor do not receive compensation for serving as directors.